Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHEMOCENTRYX, INC.

ChemoCentryx, Inc. (the “Corporation”), formerly known as ChemogenX, Inc., originally filed with the Secretary of State of Delaware on November 8, 1996, organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

2. The Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I.

The name of the corporation (hereinafter called the “Corporation”) is ChemoCentryx, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engaged in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A. Classes of Stock. This Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the corporation is authorized to issue is 103,239,259 shares. 61,000,000 shares shall be Common Stock, par value $0.001 per share. 42,239,259 shares shall be Preferred Stock, par value $0.001 per share, of which 3,000,000 shares shall be designated Series A-1 Preferred stock, 1,000,000 shares shall be designated Series A-2 Preferred Stock, 1,000,000 shares shall be designated Series A-3 Preferred Stock, with all three series together being referred to as the “Series A Preferred Stock,” 24,390,790 shares shall be designated Series B Preferred Stock (the “Series B Preferred Stock”), 5,048,469 shares shall be designated Series C Preferred Stock (the “Series C Preferred Stock”) and 7,800,000 shares shall be designated as Series D Preferred Stock (the “Series D Preferred Stock” and, together with the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, the “Existing Preferred Stock”).

B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more classes or series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are set forth below in this Article IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed under additional series or classes of Preferred Stock, and the number of shares constituting any such series or class and the designation thereof, or of any of them. Subject to compliance with applicable law, the protective voting rights which have been granted in Section 6 of this Article IV(B) or may hereafter be granted to the Preferred Stock or series or class thereof in the Corporation’s Amended and Restated Certificate of Incorporation (“Protective Provisions”), the rights, privileges, preferences and restrictions of any such additional series or class may be subordinated to, pari passu with (including without limitation, with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series or class, prior to the issue of that series or class, but not below the number of shares of such series or class then outstanding. In case the number of shares of any series or class shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series or class.

1. Dividend Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence pursuant to the then applicable Protective Provisions, the holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Corporation pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof) on the Common Stock of the Corporation, when, as and if declared by the Board of Directors.

As to any additional declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock or other securities of the Corporation pursuant to an event causing the Conversion Price of the Preferred Stock to be adjusted pursuant to Section 4(d)(iii) hereof), outstanding shares of Preferred Stock shall participate with shares of Common Stock, participating as though such shares of Preferred Stock had all been converted into Common Stock.

2. Liquidation Preference.

a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of series or classes of Preferred Stock which may from time to time come into existence in compliance with the then applicable Protective Provisions, the holders of Existing Preferred Stock shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Corporation to the holders of any other class of capital stock by reason of their ownership thereof, an amount per share equal to the Liquidation Preference (as hereinafter defined) specified for each share of Preferred Stock then held by them, plus any declared but unpaid dividends. The Liquidation Preference with respect to each share of Series A-1 Preferred Stock shall mean $1.00 per share (the “Series A-1 Original Issue Price”), with respect to each share of Series A-2 Preferred Stock shall mean $1.00 per share (the “Series A-2 Original Issue Price”), with respect to each share of Series A-3 Preferred Stock shall mean $1.00 per share (the “Series A-3 Original Issue Price”), with respect to each share of Series B Preferred Stock shall mean $2.60 per share (the “Series B Original Issue Price”), with respect to each share of Series C Preferred Stock shall mean $3.50 per share (the “Series C Original Issue Price”), or with respect to each share of Series D Preferred Stock shall mean $3.85 per share (the “Series D Original Issue Price”), in each case as adjusted for stock splits, combinations, reorganizations and the like. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Existing Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of series or classes of Preferred Stock which may from time to time come into existence in accordance with the then applicable Protective Provisions, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Existing Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

b. Upon the completion of the distributions required by subparagraphs (a) of this Section 2 and any other distribution which may be required with respect to series or classes of Preferred Stock which may from time to time come into existence in accordance with the then applicable Protective Provisions, any remaining assets shall be distributed ratably among the holders of Common Stock.

c. A consolidation or merger of the Corporation with or into any other corporation or corporations that results in a change of greater than 50% of the voting control of the Corporation, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (a “Change of Control Transaction”), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2 unless holders of at least 66 2/3% of the then outstanding Existing Preferred Stock shall otherwise consent.

d. In any of the events specified in (c) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii) In the event the requirements of Section 2 are not complied with, this corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(d)(iv) hereof.

(iv) The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Existing Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-1 Original Issue Price, the Series A-2 Original Issue Price, the Series A-3 Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price, or the Series D Original Issue Price, as applicable, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series A-1 Conversion Price per share shall be the Series A-1 Original Issue Price; the initial Series A-2 Conversion Price per share shall be the Series A-2 Original Issue Price; the initial Series A-3 Conversion Price per share shall be the Series A-3 Original Issue Price; the initial Series B Conversion Price per share shall be the Series B Original Issue Price; the initial Series C Conversion Price per share shall be the Series C Original Issue Price; and the initial Series D Conversion Price shall be the Series D Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment as set forth in subsection 4(d).

b. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price (whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent as provided below), upon the earlier, as to each class of Preferred Stock, of (i) the date specified by written consent or agreement of holders of at least a majority of the shares of such class then outstanding, or (ii) immediately upon the closing of the sale of the Corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, that is either (x) at a public offering price equal to or exceeding $6.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and which results in aggregate cash proceeds to the Corporation of $40,000,000 (net of underwriting discounts and commissions) or (y) upon terms approved by the majority of the outstanding shares of Preferred Stock.

c. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with a Change of

Control Transaction, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the Change of Control Transaction, in which event (i) the holder shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such Change of Control Transaction and (ii) the holder shall be entitled to rescind such notice of conversion for five days after the giving of any notice of a material change in terms pursuant to Section 2(d)(iv).

d. Conversion Price Adjustments. For purposes of this Section 4(d), changes to the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, respectively, shall affect the conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock, respectively, into Common Stock. The Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price and Series D Conversion Price shall be subject to adjustment from time to time as follows:

(i) (A) In the event the Corporation at any time after the Original Issue Date (as hereinafter defined) shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(i)(F)) without consideration or for a consideration per share less than the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, respectively, in effect on the date of and immediately prior to such issue, then and in such event, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, i.e., all shares of Common Stock issuable upon the exercise, conversion or exchange of outstanding options, warrants, convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(d)(i)(F) below, such Additional Shares of Common Stock shall be deemed to be outstanding.

(B) “Original Issue Date” shall mean, if for the Series A-1 Preferred Stock the date upon which the first share of Series A-1 Preferred Stock is first issued, if for the Series A-2 Preferred Stock the date upon which the first share of Series A-2 Preferred Stock is first issued, if for the Series A-3 Preferred Stock the date upon which the first share of Series A-3 Preferred Stock is first issued, if for the Series B Preferred Stock the date upon which the first share of Series B Preferred Stock is first issued, if for the Series C Preferred Stock the date upon which the first share of Series C Preferred Stock is first issued and if for the Series D Preferred Stock the date upon which the first share of Series D Preferred Stock is first issued.

(C) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(E) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(F) In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any options or convertible securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or convertible securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such options or, in the case of convertible securities and options for convertible securities or for Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the conversion or exchange of such convertible securities or Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued for purposes of an adjustment of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price unless the consideration per share (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) of such Additional Shares of Common Stock would be less than the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and; provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made upon the subsequent issue of convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or shares of Common Stock upon the exercise of such options or conversion or exchange of such convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock;

(2) if such options or convertible securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such options or the rights of conversion or exchange under such convertible securities (provided, however, that no such adjustment of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall affect Common Stock previously issued upon conversion of the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock);

(3) upon the expiration of any such options or any rights of conversion or exchange under such convertible securities which shall not have been exercised, the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a) in the case of convertible securities or options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options or the conversion or exchange of such convertible securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issue of all such convertible securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

b) in the case of options for convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, only the convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Sections 4(d)(i)(D) and (E) hereof) upon the issue of the convertible securities, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock with respect to which such options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price to an amount which exceeds the lower of (i) the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, respectively, on the original adjustment date, or (ii) the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made until the expiration or exercise of all such options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6) if such record date shall have been fixed and such options or convertible securities are not issued on the date fixed therefor, the adjustment previously made in the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be adjusted pursuant to this Section 4(d)(i)(F) as of the actual date of their issuance.

(ii) “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(F)) by this Corporation since the inception of the Corporation other than:

(A) up to 9,150,000 shares of Common Stock (or options therefor) issued or issuable to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services;

(B) shares of Common Stock issued or issuable in connection with bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering agreements or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

(C) shares of Common Stock issued or issuable (i) in a public offering before or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock or (ii) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(D) shares of Common Stock issued or issuable to financial institutions or lessors in connection with commercial credit agreements, equipment financings or similar transactions;

(E) upon exercise of warrants to purchase up to 726,077 shares of Series B Preferred Stock; and

(F) upon conversion of shares of Preferred Stock.

(iii) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series or class shall be decreased in proportion to such decrease in outstanding shares.

e. Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2, but including any Change of Control Transaction which the holders of 66 2/3% of the Existing Preferred Stock determine shall not be treated as a liquidation) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series or class of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

g. No Impairment. This Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

h. No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Price for such Preferred Stock at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

i. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

j. Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation; provided, however that overnight delivery shall be used to effectuate the delivery of all such notices to addresses outside the United States.

5. Voting Rights. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

The holders of the Preferred Stock shall vote together with the holders of the Common Stock on all matters, except that (i) the holders of the Series A Preferred Stock, so long as at least 2,000,000 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends or recapitalizations), shall be entitled, as a class, to elect one (1) director of the Corporation’s Board of Directors and shall not otherwise be permitted to vote with the Common Stock as to the election of directors, and (ii) the holders of Series B Preferred Stock and shares of Common Stock issued upon conversion of shares of Series B Preferred Stock, so long as at least 2,400,000 shares of Series B Preferred Stock or such shares of Common Stock remain outstanding (as adjusted for stock splits, stock dividends or recapitalizations), shall be entitled to elect, as a class, two (2) directors of the Corporation’s Board of Directors (each a “Series B Director” and together the “Series B Directors”) as described in the next sentence and shall not otherwise be permitted to vote with the Common Stock as to the election of directors. For so long as OrbiMed Advisors, L.L.C. (“OrbiMed”) and/or any investment funds managed or advised by OrbiMed or any affiliate of OrbiMed hold at least 384,615 shares of Series B Preferred Stock or shares of Common Stock issued upon conversion of shares of Series B Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations), OrbiMed shall be entitled to designate one Series B Director, and for so long as HBM BioVentures (Cayman) Ltd. (“HBM”) and/or any investment funds managed or advised by HBM or any affiliate of HBM hold at least 365,385 shares of Series B Preferred Stock or shares of Common Stock issued upon conversion of shares of Series B Preferred Stock (as adjusted for stock splits, stock dividends or recapitalizations), HBM shall be entitled to designate one Series B Director; provided, that in the event OrbiMed and/or HBM are not entitled to designate the Series B Director(s), such Series B Director(s) shall be designated by vote or consent of the holders (including OrbiMed and HBM) of a majority of the shares of Series B Preferred Stock and Common Stock issued upon conversion of shares of Series B Preferred Stock. All remaining directors shall be elected by the Common Stock.

6. Protective Provisions. Subject to the rights of series or classes of Preferred Stock which may from time to time come into existence in accordance with the following Protective Provisions, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (for so long as 2,000,000 shares of Series A Preferred Stock are outstanding), Series B Preferred Stock (for so long as 2,400,000 shares of Series B Preferred Stock are outstanding) and Series C Preferred Stock (for so long as 1,800,000 shares of Series C Preferred Stock are outstanding), each voting as a separate class:

a. sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, provided that this Section 6(a) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the corporation;

b. alter or change (by merger, reclassification or otherwise) the rights, preferences or privileges of the shares of a series or class of Preferred Stock so as to affect adversely the shares of such series or class;

c. authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Existing Preferred Stock with respect to voting, dividends or upon liquidation;

d. redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

e. increase or decrease the authorized Preferred Stock;

f. reclassify or recapitalize the capital stock of the Corporation;

g. effect the liquidation of the Corporation;

h. change the size of the Board of Directors;

i. issue (directly or pursuant to the exercise of any option) or authorize or reserve for issuance to employees, consultants and directors as equity incentive compensation in excess of 9,150,000 shares of Common Stock, whether or not pursuant to a benefit plan, and taking into account all such shares that have been so issued, authorized or reserved as of the date of filing of this Amended and Restated Certificate of Incorporation; or

j. amend or alter the number of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock required in connection with the foregoing actions.

In addition, the consent of a majority of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be required for any action that (i) adversely effects the rights, preferences or privileges of such class of Preferred Stock in a manner different from that of other classes of Preferred Stock, (ii) creates or is likely to create a conflict of interest between such class of Preferred Stock and any other class of Preferred Stock, or (iii) creates a class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over the Preferred Stock. In addition, the consent of the majority of the Series D Preferred Stock shall be required for any action that (i) adversely affects the rights, preferences or privileges of the Series D Preferred Stock in a manner different from that of other classes of Preferred Stock, (ii) creates or is likely to create a conflict of interest between the Series D Preferred Stock and any other class of Preferred Stock or (iii)(a) creates a class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over the Preferred Stock and (b) does not otherwise provide the holders of the Series D Preferred Stock participation rights permitting them to maintain their approximate fully-diluted percentage of voting securities by purchasing their pro rata share of such newly issued securities having preferences over the Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

C. Common Stock.

1. Dividend Rights. Subject to the prior rights of holder of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of the Common Stock as provided in Section 2 of subsection (B) of this Article IV hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V.

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI.

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX.

The Corporation is to have perpetual existence.

ARTICLE X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that any provision requiring the vote or consent of more than a majority of a class or series of shares shall not be amended unless such amendment shall have received the vote or consent of the requisite percentage of such class or series of shares originally required to give such vote or consent.

ARTICLE XI.

(A) Limitation of Directors’ and Officers’ Liability; Indemnification.

(1) To the fullest extent permitted by the General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provisions of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(2) To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

(B) Repeal or Modification. Neither any amendment, repeal or modification of the foregoing provisions of this Article XI by the stockholders of this Corporation, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article XI, shall adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.

(C) The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved and adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Thomas J. Schall, its Chief Executive Officer, this 30th day of April, 2007.

ChemoCentryx, Inc.

/s/ Thomas J. Schall
Name:	Thomas J. Schall
Title:	Chief Executive Officer

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